Exhibit 99.1

SWS Group, Inc. Announces Underwriters’ Exercise

of Over-Allotment Option

DALLAS, December 16, 2009 — SWS Group, Inc. (NYSE: SWS) announced today that the underwriters for the recently completed public offering of SWS common stock have exercised in full their over-allotment option to purchase an additional 652,174 shares of SWS common stock.

After giving effect to the sale of the shares sold pursuant to the over-allotment option, a total of 5,000,001 shares of SWS common stock were publicly sold in the offering by SWS at a price to the public of $11.50.

The sale of the over-allotment shares closed on Wednesday, December 16, 2009. BofA Merrill Lynch acted as the sole book-running manager for the offering. BMO Capital Markets and Southwest Securities, Inc. acted as co-managers.

Copies of the final prospectus and prospectus supplement may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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SWS Group, Inc. Announces Underwriters’ Exercise of Over-Allotment Option / 2

Company Information

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients, and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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CONTACT: Jim Bowman, Vice President - Corporate Communications, (214) 859-9335

                              jbowman@swst.com